Exhibit (h)(i)(ii)

FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT
FEES AND COMPENSATION

Appendix A
FUNDS TO BE SERVICED
(Updated July 20, 2021)

1.	Arin Large Cap Theta Fund[1]
2.	Adaptive Fundamental Growth Fund (to be replaced with AI Quality Growth ETF effective upon the reorganization of the Fund)
3.	Adaptive Growth Opportunities ETF
4.	Adaptive Hedged High Income Fund (to be replaced with Adaptive Hedged High Income ETF upon the reorganization of the Fund)
5.	Adaptive Hedged Multi-Asset Income Fund (to be replaced with Adaptive Hedged Multi-Asset Income ETF effective upon the reorganization of the Fund)
6.	Adaptive Tactical Outlook Fund (to be replaced with RH Tactical Outlook ETF effective upon the reorganization of the Fund)
7.	Adaptive Tactical Rotation Fund (to be replaced with RH Tactical Rotation ETF effective upon the reorganization of the Fund)
8.	Matisse Discounted Bond CEF Strategy
9.	Matisse Discounted Closed-End Fund Strategy
10.	QCI Balanced Fund
11.	Roumell Opportunistic Value Fund
12.	Sector Rotation Fund

By:  /s/ Katherine M. Honey
Name:  Katherine M. Honey
Title:  Nottingham, Executive Vice President

1 Effective March 1, 2021.